Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Derycz Scientific Inc.

We consent to the inclusion in the foregoing Amendment No. 1 to the Registration Statement on Form S-1/A (file no. 333-148392) of our report dated December 21, 2007, except for Note 11 as to which the date is February 14, 2008 relating to the financial statements of Derycz Scientific, Inc. as of June 30, 2007 and for the years ended June 30, 2007 and the Period January 6, 2006 (Inception) through June 30, 2006. We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

February 22, 2008
Los Angeles, California